Exhibit 4.5

DESCRIPTION OF SECURITIES

A.	Common Stock, par value $0.001 per share

As of December 31, 2022, the authorized capital stock of Monroe Capital Corporation (the “Company,” “we,” “our” or “us”) consisted of 100,000,000 shares of stock, par value $0.001 per share, and no shares of preferred stock. Our common stock is listed on The Nasdaq Global Select Market under the ticker symbol “MRCC.” There are no outstanding options or warrants to purchase our stock. No stock has been authorized for issuance under any equity compensation plan. Under Maryland law, our stockholders generally are not personally liable for our debts or obligations.

Under our charter, our board of directors is authorized to classify and reclassify any unissued shares of stock into other classes or series of stock and authorize the issuance of the shares of stock without obtaining stockholder approval. As permitted by the Maryland General Corporation Law, our charter provides that the board of directors, without any action by our stockholders, may amend the charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue.

All shares of our common stock have equal rights as to earnings, assets, voting, and dividends and other distributions and, when they are issued, will be duly authorized, validly issued, fully paid and nonassessable. Distributions may be paid to the holders of our common stock if, as and when authorized by our board of directors and declared by us out of funds legally available therefor. Shares of our common stock have no preemptive, exchange, conversion or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws or by contract. In the event of our liquidation, dissolution or winding up, each share of our common stock would be entitled to share ratably in all of our assets that are legally available for distribution after we pay all debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time. Each share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock possess exclusive voting power.

Certain Provisions of the Maryland General Corporation Law and Our Charter and Bylaws

The Maryland General Corporation Law and our charter and bylaws contain provisions that could make it more difficult for a potential acquirer to acquire us by means of a tender offer, proxy contest or otherwise. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the negotiation of such proposals may improve their terms.

Classified Board of Directors

Our board of directors is divided into three classes of directors serving staggered three-year terms. Directors of each class are elected to serve for three-year terms and until their successors are duly elected and qualify and each year one class of directors is elected by the stockholders. A classified board may render a change in control of us or removal of our incumbent management more difficult. We believe, however, that the longer time required to elect a majority of a classified board of directors will help to ensure the continuity and stability of our management and policies.

Election of Directors

Our charter and bylaws provide that the affirmative vote of the holders of a plurality of the outstanding shares of stock entitled to vote in the election of directors cast at a meeting of stockholders duly called and at which a quorum is present will be required to elect a director. There is no cumulative voting in the election of directors. Pursuant to our charter, our board of directors may amend the bylaws to alter the vote required to elect directors.

Number of Directors; Vacancies; Removal

Our charter provides that the number of directors will be set by the board of directors in accordance with our bylaws. Our bylaws provide that a majority of our entire board of directors may at any time increase or decrease the number of directors. However, unless our bylaws are amended, the number of directors may never be less than one or more than twelve. Our charter provides that, at such time as we have at least three independent directors and our common stock is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we elect to be subject to the provision of Subtitle 8 of Title 3 of the Maryland General Corporation Law regarding the filling of vacancies on the board of directors. Accordingly, at such time, except as may be provided by the board of directors in setting the terms of any class or series of preferred stock, any and all vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies, subject to any applicable requirements of the Investment Company Act of 1940, as amended (the “1940 Act”).

Our charter provides that a director may be removed only for cause, as defined in our charter, and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors.

Action by Stockholders

Under the Maryland General Corporation Law, stockholder action can be taken only at an annual or special meeting of stockholders or by unanimous written consent in lieu of a meeting (unless the charter provides for stockholder action by less than unanimous written consent, which our charter does not). These provisions, combined with the requirements of our bylaws regarding the calling of a stockholder-requested special meeting of stockholders discussed below, may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to the board of directors and the proposal of business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by the board of directors or (3) by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of our bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of persons for election to the board of directors at a special meeting may be made only (1) pursuant to our notice of the meeting, (2) by the board of directors or (3) provided that the board of directors has determined that directors will be elected at the meeting, by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford our board of directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our board of directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although our bylaws do not give our board of directors any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third-party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.

Calling of Special Meetings of Stockholders

Our bylaws provide that special meetings of stockholders may be called by our board of directors and certain of our officers. Additionally, our bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the stockholders requesting the meeting, a special meeting of stockholders will be called by the secretary of the corporation upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting.

Approval of Extraordinary Corporate Action; Amendment of Charter and Bylaws

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter generally provides for approval of charter amendments and extraordinary transactions by the stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter. Our charter also provides that certain charter amendments, any proposal for our conversion, whether by charter amendment, merger or otherwise, from a closed-end company to an open-end company and any proposal for our liquidation or dissolution requires the approval of the stockholders entitled to cast at least 80% of the votes entitled to be cast on such matter. However, if such amendment or proposal is approved by 75% or more of our continuing directors (in addition to approval by our board of directors), such amendment or proposal may be approved by a majority of the votes entitled to be cast on such a matter. The “continuing directors” are defined in our charter as (1) our current directors, (2) those directors whose nomination for election by the stockholders or whose election by the directors to fill vacancies is approved by a majority of our current directors then on the board of directors or (3) any successor directors whose nomination for election by the stockholders or whose election by the directors to fill vacancies is approved by a majority of continuing directors or the successor continuing directors then in office.

Our charter and bylaws provide that the board of directors will have the exclusive power to adopt, alter, amend or repeal any provision of our bylaws and to make new bylaws.

No Appraisal Rights

Except with respect to appraisal rights arising in connection with the Maryland Control Share Acquisition Act discussed below, as permitted by the Maryland General Corporation Law, our charter provides that stockholders will not be entitled to exercise appraisal rights unless a majority of the board of directors shall determine such rights apply.

Control Share Acquisitions

The Maryland General Corporation Law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter (the “Control Share Acquisition Act”). Shares owned by the acquiror, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;
•	one-third or more but less than a majority; or
•	a majority or more of all voting power.

The requisite stockholder approval must be obtained each time an acquiror crosses one of the thresholds of voting power set forth above. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations, including, as provided in our bylaws compliance with the 1940 Act. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholder meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The Control Share Acquisition Act does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation. Our bylaws contain a provision exempting from the Control Share Acquisition Act any and all acquisitions by any person of our shares of stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future. However, we will amend our bylaws to be subject to the Control Share Acquisition Act only if the board of directors determines that it would be in our best interests and if the Securities and Exchange Commission (“SEC”) staff does not object to our determination that our being subject to the Control Share Acquisition Act does not conflict with the 1940 Act.

Business Combinations

Under Maryland law, “business combinations” between a corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder (the “Business Combination Act”). These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock; or
•

an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under this statute if the board of directors approved in advance the transaction by which the stockholder otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and
•

two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Our board of directors has adopted a resolution that any business combination between us and any other person is exempted from the provisions of the Business Combination Act, provided that the business combination is first approved by the board of directors, including a majority of the directors who are not interested persons as defined in the 1940 Act. This resolution may be altered or repealed in whole or in part at any time. However, our board of directors will adopt resolutions so as to make us subject to the provisions of the Business Combination Act only if the board of directors determines that it would be in our best interests and if the SEC staff does not object to our determination that our being subject to the Business Combination Act does not conflict with the 1940 Act. If this resolution is repealed, or the board of directors does not otherwise approve a business combination, the statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Conflict with the 1940 Act

Our bylaws provide that, if and to the extent that any provision of the Maryland General Corporation Law, including the Control Share Acquisition Act (if we amend our bylaws to be subject to such Act) and the Business

Combination Act, or any provision of our charter or bylaws conflicts with any provision of the 1940 Act, the applicable provision of the 1940 Act will control.

B.	Debt Securities – 4.75% Notes due 2026

On January 25, 2021, the Company closed a private offering of $130,000,000 in aggregate principal amount of senior unsecured notes (the “2026 Notes”). Aggregate underwriting commissions were $3,325,000 and other issuance costs were $683,000, resulting in net proceeds of approximately $125,992,000. The 2026 Notes mature on February 15, 2026 and may be redeemed in whole or in part at any time or from time to time at the Company’s option at par plus a “make-whole” premium, if applicable. The 2026 Notes bear interest at an annual rate of 4.75% payable semi-annually on February 15 and August 15 of each year, commencing on August 15, 2021. The 2026 Notes are general, unsecured obligations and rank equal in right of payment with all of the Company’s existing and future unsecured indebtedness. As of December 31, 2022, the Company had $130,000,000 in aggregate principal amount of senior unsecured notes outstanding.

The 2026 Notes were issued under that certain indenture, dated September 12, 2018 (the “Base Indenture”), by and between the Company and U.S. Bank National Association (the “Trustee”), as supplemented by the second supplemental indenture dated as of January 25, 2021 (the “Second Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and the Trustee. The Indenture provides that debt securities may be issued under the Indenture from time to time in one or more series. The Indenture and the 2026 Notes are governed by, and construed in accordance with, the laws of the State of New York. The Indenture does not limit the amount of debt securities that we may issue under that Indenture. We may, without the consent of the holders of the debt securities of any series, issue additional debt securities ranking equally with, and otherwise similar in all respects to, the debt securities of the series (except for the public offering price and the issue date) so that those additional debt securities will be consolidated and form a single series with the debt securities of the series previously offered and sold.

The 2026 Notes are the Company’s direct unsecured obligations and rank:

•	pari passu with our existing and future unsecured, unsubordinated indebtedness;
•	senior to any series of preferred stock that we may issue in the future;
•	senior to any of our future indebtedness that expressly provides it is subordinated to the 2026 Notes;
•

effectively subordinated to all our existing and future secured indebtedness (including indebtedness that is initially unsecured to which we subsequently grant security), to the extent of the value of the assets securing such indebtedness, including, without limitation, borrowings under our revolving credit facility; and

•

structurally subordinated to all existing and future indebtedness and other obligations of any of our subsidiaries and any other future subsidiaries of the Company, including Monroe Capital Corporation SBIC, LP.

We may redeem the 2026 Notes in whole or in part at any time or from time to time. See “ — Optional Redemption” for more information.

As required by federal law for all bonds and notes of companies that are publicly offered in the United States, the debt securities are governed by a document called an “indenture.” An indenture is a contract between us and a financial institution acting as trustee on a holder’s behalf, and is subject to and governed by the Trust Indenture Act of 1939, as amended. The Trustee with respect to the 2026 Notes has two main roles. First, the Trustee can enforce holders’ rights against us if we default. See “ — Events of Default” for more information regarding limitations on the extent to which the Trustee acts on holders’ behalf. Second, the Trustee performs certain administrative duties for us, such as sending interest and principal payments to holders.

General

For purposes of this description, any reference to the payment of principal of, or premium or interest, if any, on, the 2026 Notes will include additional amounts if required by the terms of the 2026 Notes.

The Indenture does not limit the amount of debt (including secured debt) that may be issued by us or our subsidiaries under the Indenture or otherwise, but does contain a covenant regarding our asset coverage that would have to be satisfied at the time of our incurrence of additional indebtedness. See “— Other Covenants” and “— Events of Default.” Other than as described under “— Other Covenants” and “— Events of Default” below, the Indenture does not contain any financial covenants or restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under “— Offer to Repurchase Upon a Change of Control Repurchase Event” and “— Merger, Consolidation or Asset Sale” below, the Indenture does not contain any covenants or other provisions designed to afford holders of the 2026 Notes protection in the event of a highly leveraged transaction involving us or if our credit rating declines as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect a holder’s investment in the 2026 Notes.

We have the ability to issue indenture securities with terms different from the 2026 Notes and, without the consent of the holders of the 2026 Notes, to reopen the 2026 Notes and issue additional 2026 Notes.

We do not intend to list the 2026 Notes on any securities exchange or automated dealer quotation system.

Covenants

In addition to any other covenants described in this description, as well as standard covenants relating to payment of principal and interest, maintaining an office where payments may be made or securities can be surrendered for payment and related matters, the following covenants apply to the 2026 Notes:

●	We agree that for the period of time during which the 2026 Notes are outstanding, we will not violate Section 18(a)(1)(A) as modified by Section 61(a)(2) of the 1940 Act or any successor provisions, whether or not we continue to be subject to such provisions of the 1940 Act, but giving effect, in either case, to any exemptive relief granted to us by the SEC. Currently, these provisions generally prohibit us from incurring additional indebtedness, including through the issuance of additional debt securities, unless our asset coverage, as defined in the 1940 Act, equals at least 150% after such incurrence or issuance.
●	We agree that, for the period of time during which the 2026 Notes are outstanding, we will not violate Section 18(a)(1)(B) as modified by (i) Section 61(a)(2) of the 1940 Act or any successor provisions and after giving effect to any exemptive relief granted to us by the SEC and (ii) the two other exceptions set forth below. These provisions of the 1940 Act will not be applicable to us as a statutory matter, but instead we have contractually agreed to abide by these provisions as if they were applicable to us and as otherwise modified in the manner described below. Section 18(a)(1)(B) as modified by Section 61(a)(2) of the 1940 Act generally prohibits a business development company from declaring any cash dividend or distribution upon any class of its capital stock, or purchasing any such capital stock if its asset coverage, as defined in the 1940 Act, were below 150% at the time of the declaration of the dividend or distribution or the purchase and after deducting the amount of such dividend, distribution, or purchase. Under this covenant, pursuant to which we have agreed to contractually abide by the above-described provisions, we will be permitted to declare a cash dividend or distribution notwithstanding the prohibition contained in Section 18(a)(1)(B) as modified by Section 61(a)(2) of the 1940 Act or any successor provisions, but only up to such amount as is necessary for us to maintain our status as a regulated investment company under Subchapter M of the Code. Furthermore, the covenant will not be triggered unless and until such time as our asset coverage has not been in compliance with the minimum asset coverage required by Section 18(a)(1)(B) as modified by Section 61(a)(2) of the 1940 Act or any successor provisions (after giving effect to any exemptive relief granted to us by the SEC) for more than six consecutive months.
●	If, at any time, we are not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act to file any periodic reports with the SEC, we agree to furnish to holders of the 2026 Notes and the Trustee, for the period of time during which the 2026 Notes are outstanding, our audited annual consolidated financial statements, within 90 days of our fiscal year end, and unaudited interim consolidated financial statements, within 45 days of our fiscal quarter end (other than our fourth fiscal quarter). All such financial statements will be prepared, in all material respects, in accordance with applicable U.S. GAAP.

Optional Redemption

The 2026 Notes may be redeemed in whole or in part at any time or from time to time at our option, upon not less than 30 days nor more than 60 days written notice by mail prior to the date fixed for redemption thereof, at a redemption price (as determined by us) equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest to, but excluding, the redemption date: (1) 100% of the principal amount of the 2026 Notes to be redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest (exclusive of accrued and unpaid interest to the date of redemption) on the 2026 Notes to be redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using the applicable Treasury Rate plus 50 basis points; provided, however, that if we redeem any 2026 Notes on or after November 15, 2025 (the date falling three months prior to the maturity date of the 2026 Notes), the redemption price for the 2026 Notes will be equal to 100% of the principal amount of the 2026 Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption; provided, further, that no such partial redemption shall reduce the portion of the principal amount of a 2026 Note not redeemed to less than $2,000.

Holders may be prevented from exchanging or transferring the 2026 Notes when they are subject to redemption. In case any 2026 Notes are held in certificate form and are to be redeemed in part only, the redemption notice will provide that, upon surrender of such 2026 Note, the holder will receive, without a charge, a new 2026 Note or 2026 Notes of authorized denominations representing the principal amount of the holder’s remaining unredeemed 2026 Notes. Any exercise of our option to redeem the 2026 Notes will be done in compliance with the Indenture, the terms of our revolving credit facility and, to the extent applicable, the 1940 Act.

If we redeem only some of the 2026 Notes, the Trustee or, with respect to global securities, the Depository Trust Company (“DTC”) will determine the method for selection of the particular 2026 Notes to be redeemed, in accordance with the Indenture and the 1940 Act, to the extent applicable. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the 2026 Notes called for redemption.

For purposes of calculating the redemption price in connection with the redemption of the 2026 Notes, on any redemption date, the following terms have the meanings set forth below:

“Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the 2026 Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financing practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the 2026 Notes being redeemed.

“Comparable Treasury Price” means (1) the average of the Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Quotation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Quotation Agent” means a Reference Treasury Dealer selected by us.

“Reference Treasury Dealer” means each of any four primary U.S. government securities dealers selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day preceding such redemption date. All determinations made by any Reference Treasury Dealer, including the Quotation Agent, with respect to determining the redemption price will be final and binding absent manifest error.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield-to-maturity of the Comparable Treasury Issue (computed as of the third business day immediately preceding the redemption), assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The redemption price and the Treasury Rate will be determined by us.

Offer to Repurchase Upon a Change of Control Repurchase Event

If a Change of Control Repurchase Event occurs, unless we have exercised our right to redeem the 2026 Notes in full, we will make an offer to each holder of 2026 Notes to repurchase all or any part (in minimum denominations of $2,000 and integral multiples of $1,000 principal amount) of that holder’s 2026 Notes at a repurchase price in cash equal to 100% of the aggregate principal amount of 2026 Notes repurchased plus any accrued and unpaid interest on the 2026 Notes repurchased to the date of purchase. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control, but after the public announcement of the Change of Control, we will mail a notice to each holder describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase 2026 Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the 2026 Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the 2026 Notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the 2026 Notes by virtue of such conflict.

On the Change of Control Repurchase Event payment date, subject to extension if necessary to comply with the provisions of the 1940 Act, we will, to the extent lawful:

(1) accept for payment all 2026 Notes or portions of 2026 Notes properly tendered pursuant to our offer;

(2) deposit with the paying agent an amount equal to the aggregate purchase price in respect of all 2026 Notes or portions of 2026 Notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the 2026 Notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of 2026 Notes being purchased by us.

The paying agent will promptly remit to each holder of 2026 Notes properly tendered the purchase price for the 2026 Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new 2026 Note equal in principal amount to any unpurchased portion of any 2026 Notes surrendered; provided that each new 2026 Note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

We will not be required to make an offer to repurchase the 2026 Notes upon a Change of Control Repurchase Event if a third party makes an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all 2026 Notes properly tendered and not withdrawn under its offer. The source of funds that will be required to repurchase 2026 Notes in the event of a Change of Control Repurchase Event will be our available cash or cash generated from our operations or other potential sources, including funds provided by a purchaser in the Change of Control transaction, borrowings, sales of assets or sales of equity. We cannot assure you that sufficient funds from such sources will be available at the time of any Change of Control Repurchase Event to make required repurchases of 2026 Notes tendered. The terms of our credit facility provide that certain change of control events will constitute an event of default thereunder entitling the lenders to accelerate any indebtedness outstanding under our credit facility at that time and to terminate the credit facility. In this regard, the occurrence of a Change of Control Repurchase Event enabling the holders of the 2026 Notes to require the mandatory purchase of the 2026 Notes would constitute an event of default under our credit facility, entitling the lenders to accelerate any indebtedness outstanding under our credit facility at that time and to terminate the credit facility. As a result, we may not be able to comply with our obligations under the Change of Control Repurchase Event provisions of the indenture governing the 2026 Notes unless we were to obtain the consent of the lenders under the credit facility or find another means to do so. Our and our subsidiaries’ future financing facilities may contain similar provisions or other restrictions. Our failure to purchase such tendered 2026 Notes upon the occurrence of such Change of Control Repurchase Event would cause an event of default under the indenture governing the 2026 Notes and a cross-default under the credit facility and agreements governing other indebtedness, which may result in the acceleration of such indebtedness requiring us to repay that indebtedness immediately. If the holders of the 2026 Notes exercise their right to require us to repurchase 2026 Notes upon a Change of Control Repurchase Event, the financial effect of this repurchase could cause a default under our current and future debt instruments, even if the Change of Control Repurchase Event itself would not cause a default. It is possible that we will not have sufficient funds at the time of the Change of Control Repurchase Event to make the required repurchase of the 2026 Notes and/or our other debt.

The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise, established definition of the phrase under applicable law. Accordingly, the ability of a holder of 2026 Notes to require us to repurchase the 2026 Notes as a result of a sale, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries taken as a whole to another person or group may be uncertain.

For purposes of the 2026 Notes:

“Below Investment Grade Rating Event” means the 2026 Notes are downgraded below Investment Grade by the Rating Agency on any date from the date of the public notice of an arrangement that results in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the 2026 Notes is under publicly announced consideration for possible downgrade by the Rating Agency); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agency does not announce or publicly confirm or inform the trustee in writing at its request (acting at the direction of holders of a majority in Principal amount of the 2026 Notes) that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following:

(1)

the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation) in one or a series of related transactions, of all or substantially all of the assets of Monroe Capital Corporation and its Controlled Subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act), other than to any Permitted Holders; provided that, for the avoidance of doubt, a pledge of assets pursuant to any secured debt instrument of Monroe Capital Corporation or its Controlled Subsidiaries shall not be deemed to be any such sale, lease, transfer, conveyance or disposition;

(2)

the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) (other than any Permitted Holders) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of Monroe Capital Corporation, measured by voting power rather than number of shares; or

(3)	the approval by Monroe Capital Corporation’s stockholders of any plan or proposal relating to the liquidation or dissolution of Monroe Capital Corporation.

“Change of Control Repurchase Event” means the occurrence of a Change of Control and a Below Investment Grade Rating Event.

“Controlled Subsidiary” means any subsidiary of Monroe Capital Corporation, 50% or more of the outstanding equity interests of which are owned by Monroe Capital Corporation and its direct or indirect subsidiaries and of which Monroe Capital Corporation possesses, directly or indirectly, the power to direct or cause the direction of the management or policies, whether through the ownership of voting equity interests, by agreement or otherwise.

“Egan-Jones” means Egan-Jones Ratings Company or any successor thereto.

“Investment Grade” means a rating of BBB- or better by Egan-Jones (or its equivalent under any successor rating categories of Egan-Jones) (or, if such Rating Agency ceases to rate the 2026 Notes for reasons outside of our control, the equivalent investment grade credit rating from any Rating Agency selected by us as a replacement Rating Agency).

“Permitted Holders” means (i) us, (ii) one or more of our Controlled Subsidiaries or (iii) MC Advisors, any affiliate of MC Advisors or any entity that is managed or advised by MC Advisors or any of their affiliates.

“Rating Agency” means:

(1)	Egan-Jones; and
(2)

if Egan-Jones ceases to rate the 2026 Notes or fails to make a rating of the 2026 Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” as defined in Section (3)(a)(62) of the Exchange Act selected by us as a replacement agency for Egan-Jones.

“Voting Stock” as applied to stock of any person, means shares, interests, participations or other equivalents in the equity interest (however designated) in such person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such person, other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency.

Global Securities

As noted above, the 2026 Notes were issued as registered securities in book-entry form only. A global security represents one or any other number of individual debt securities. Generally, all debt securities represented by the same global securities will have the same terms.

Each 2026 Note issued in book-entry form will be represented by a global security that we deposit with and register in the name of DTC or its nominee. A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all the 2026 Notes represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that has an account with the depositary. Thus, an investor whose security is represented by a global security will not be a holder of the debt security, but only an indirect holder of a beneficial interest in the global security. For more information about these arrangements, see “ — Book-Entry Procedures” below.

Termination of a Global Security

If a global security is terminated for any reason, interests in it will be exchanged for certificates in non-book-entry form (certificated securities). After that exchange, the choice of whether to hold the certificated 2026 Notes directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders.

Conversion and Exchange

The 2026 Notes are not convertible into or exchangeable for other securities.

Payment

We will pay interest to the person listed in the Trustee’s records as the owner of the 2026 Notes at the close of business on a particular day in advance of each due date for interest, even if that person no longer owns the 2026 Note on the interest due date. That day, usually about two weeks in advance of the interest due date, is called the “record date.” Because we will pay all the interest for an interest period to the holders on the record date, holders buying and selling the 2026 Notes must work out between themselves the appropriate purchase price. The most common manner is to adjust the sales price of the 2026 Notes to prorate interest fairly between buyer and seller based on their respective ownership periods within the particular interest period. This prorated interest amount is called “accrued interest.”

Payments on Global Securities

We will make payments on the 2026 Notes so long as they are represented by a global security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder’s right to those payments will be governed by the rules and practices of the depositary and its participants, as described under “ — Book-Entry Procedures” below.

Payments on Certificated Securities

In the event the 2026 Notes become represented by certificated securities, we will make payments on the 2026 Notes as follows. We will pay interest that is due on an interest payment date to the holder of the 2026 Notes as shown on the Trustee’s records as of the close of business on the regular record date. We will make all payments of principal and premium, if any, by check at the office of the Trustee in New York, New York and/or at other offices that may be specified in the Indenture or a notice to holders against surrender of the 2026 Note.

Alternatively, if the holder asks us to do so, we will pay any amount that becomes due on the 2026 Note by wire transfer of immediately available funds to an account at a bank in New York, New York, on the due date. To request payment by wire, the holder must give the Trustee or other paying agent appropriate written transfer instructions at least 15 business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person who is the holder on the relevant regular record date. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

Payment When Offices Are Closed

If any payment is due on the 2026 Notes on a day that is not a business day, we will make the payment on the next day that is a business day. Payments made on the next business day in this situation will be treated under the Indenture as if they were made on the original due date. Such payment will not result in a default under the 2026 Notes or the Indenture, and no interest will accrue on the payment amount from the original due date to the next day that is a business day.

Events of Default

Investors will have rights if an Event of Default, as defined below, occurs with respect to the 2026 Notes and the Event of Default is not cured, as described later in this subsection.

The term “Event of Default” with respect to the 2026 Notes means any of the following:

•	we do not pay the principal of (or premium on, if any) any 2026 Note when due and payable at maturity;
•	we do not pay interest on any 2026 Note when due and payable, and such default is not cured within 30 days of its due date;
•

we remain in breach of any other covenant in respect of the 2026 Notes for 60 days after we receive a written notice of default stating we are in breach (the notice must be sent by either the Trustee or holders of at least 25% of the principal amount of the outstanding 2026 Notes);

•

default by us or any of our significant subsidiaries, as defined in Article 1, Rule 1-02 of Regulation S-X promulgated under the Exchange Act (but excluding any subsidiary which is (a) a non-recourse or limited recourse subsidiary, (b) a bankruptcy remote special purpose vehicle, or (c) is not consolidated with Monroe Capital Corporation for purposes of GAAP), with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $50 million in the aggregate of us and/or any such subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal or interest of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, unless, in either case, such indebtedness is discharged, or such acceleration is rescinded, stayed or annulled, within a period of 30 calendar days after written notice of such failure is given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding;

•	we file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur and such order or decree remains undischarged or unstayed for a period of 60 days; or
•	on the last business day of each of twenty-four consecutive calendar months, the 2026 Notes have an asset coverage (as such term is defined in the 1940 Act) of less than 100%.

An Event of Default for the 2026 Notes may, but does not necessarily, constitute an Event of Default for any other series of debt securities issued under the same or any other indenture. Within 90 days after the occurrence of any default under the indenture with respect to the 2026 Notes, the trustee shall transmit notice to the holders of such default known to the trustee, unless such default shall have been cured or waived; provided, however, that, except in the case of a default in the payment of the principal of (or premium, if any, on) or interest, if any, on any 2026 Note, the trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee or a trust committee of directors of the trustee in good faith determines that withholding of such notice is in the interest of the holders of the 2026 Notes; and provided further that in the case of any default or breach specified in the third bullet point above with respect to the 2026 Notes, no such notice shall be given until at least 60 days after the occurrence thereof.

Remedies if an Event of Default Occurs

If an Event of Default has occurred and is continuing, then and in every case (other than an Event of Default specified in the penultimate bullet point above), the Trustee or the holders of not less than 25% in principal amount of the 2026 Notes may declare the entire principal amount of all the 2026 Notes to be due and immediately payable, but this does not entitle any holder of 2026 Notes to any redemption payout or redemption premium. Notwithstanding the foregoing, in the case of the events of bankruptcy, insolvency or reorganization described in the penultimate bullet point above, 100% of the principal of and accrued and unpaid interest on the 2026 Notes will automatically become due and payable. In certain circumstances, a declaration of acceleration of maturity pursuant to either of the prior two sentences may be canceled by the holders of a majority in principal amount of the 2026 Notes if (1) we have deposited with the Trustee all amounts due and owing with respect to the 2026 Notes (other than principal or any payment that has become due solely by reason of such acceleration) and certain other amounts, and (2) any other Events of Default have been cured or waived.

Except in cases of default, where the Trustee has some special duties, the Trustee is not required to take any action under the Indenture at the request of any holders unless the holders offer the Trustee protection from expenses and liability reasonably satisfactory to it (called an “indemnity”). If indemnity reasonably satisfactory to the Trustee is provided, the holders of a majority in principal amount of the outstanding 2026 Notes may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the Trustee. The Trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.

Before a holder of 2026 Notes is allowed to bypass the Trustee and bring a lawsuit or other formal legal action or take other steps to enforce the holder’s rights or protect the holder’s interests relating to the 2026 Notes, the following must occur:

•	the holder must give the Trustee written notice that an Event of Default has occurred and remains uncured;
•

the holders of at least 25% in principal amount of all outstanding 2026 Notes must make a written request that the Trustee take action because of the default and must offer the Trustee indemnity, security, or both reasonably satisfactory to it against the cost and other liabilities of taking that action;

•	the Trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity and/or security; and
•	the holders of a majority in principal amount of the 2026 Notes must not have given the Trustee a direction inconsistent with the above notice during that 60-day period.

However, the holder is entitled at any time to bring a lawsuit for the payment of money due on the holder’s 2026 Notes on or after the due date.

Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the Trustee and how to declare or cancel an acceleration of maturity.

Each year, we will furnish to the Trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the Indenture and the 2026 Notes, or else specifying any default.

Waiver of Default

The holders of a majority in principal amount of the 2026 Notes may waive any past defaults other than a default:

•	in the payment of principal (or premium, if any) or interest; or
•	in respect of a covenant that cannot be modified or amended without the consent of each holder of the 2026 Notes.

Merger, Consolidation or Asset Sale

Under the terms of the Indenture, we are generally permitted to consolidate or merge with another entity. We are also permitted to sell all or substantially all of our assets to another entity. However, we may not take any of these actions unless all the following conditions are met:

•	where we merge out of existence or convey or transfer all or substantially all of our assets, the resulting entity must agree to be legally responsible for our obligations under the 2026 Notes;
•	immediately after giving effect to the transaction, no default or Event of Default shall have occurred and be continuing; and

•we must deliver certain certificates and documents to the Trustee.

An assumption by any person of obligations under the 2026 Notes and the indenture might be deemed for U.S. federal income tax purposes to be an exchange of the 2026 Notes for new 2026 Notes by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.

Modification or Waiver

There are three types of changes we can make to the Indenture and the 2026 Notes issued thereunder.

Changes Requiring the Holder’s Approval

First, there are changes that we cannot make to the 2026 Notes without approval from each affected holder. The following is a list of those types of changes:

•	change the stated maturity of the principal of (or premium, if any, on) or any installment of principal of or interest on the 2026 Notes;
•	reduce any amounts due on the 2026 Notes or reduce the rate of interest on the 2026 Notes;
•	reduce the amount of principal payable upon acceleration of the maturity of a 2026 Note following a default;
•	change the place or currency of payment on a 2026 Note;
•	impair the holder’s right to sue for payment;
•	reduce the percentage of holders of the 2026 Notes whose consent is needed to modify or amend the Indenture; and
•

reduce the percentage of holders of the 2026 Notes whose consent is needed to waive compliance with certain provisions of the Indenture or to waive certain defaults or reduce the percentage of holders of 2026 Notes required to satisfy quorum or voting requirements at a meeting of holders of the 2026 Notes.

Changes Not Requiring Approval

The second type of change does not require any vote by the holders of the 2026 Notes. This type is limited to clarifications and certain other changes that would not adversely affect holders of the 2026 Notes in any material respect.

Changes Requiring Majority Approval

Any other change to the Indenture and the 2026 Notes would require the following approval:

•	if the change affects only the 2026 Notes, it must be approved by the holders of a majority in principal amount of the 2026 Notes; and
•

if the change affects more than one series of debt securities issued under the same indenture, it must be approved by the holders of a majority in principal amount of all of the series affected by the change, with all affected series voting together as one class for this purpose.

In each case, the required approval must be given by written consent.

The holders of a majority in principal amount of all of the series of debt securities issued under an indenture, voting together as one class for this purpose, may waive our compliance with some of our covenants in that indenture. However, we cannot obtain a waiver of a payment default or of any of the matters covered by the bullet points included above under “ — Changes Requiring the Holder’s Approval.”

Further Details Concerning Voting

When taking a vote, we will use the following rules to decide how much principal to attribute to the 2026 Notes:

The 2026 Notes will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust money for their payment or redemption or if we or any affiliate of ours own any 2026 Notes. The 2026 Notes will also not be eligible to vote if they have been fully defeased as described under “ — Defeasance — Full Defeasance” below.

We will generally be entitled to set any day as a record date for the purpose of determining the holders of the 2026 Notes that are entitled to vote or take other action under the Indenture. However, the record date may not be earlier than 30 days before the date of the first solicitation of holders to vote on or take such action and not later than the date such solicitation is completed. If we set a record date for a vote or other action to be taken by holders of the 2026 Notes, that vote or action may be taken only by persons who are holders of the 2026 Notes on the record date and must be taken within eleven months following the record date.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect with respect to the 2026 Notes when:

(1)	Either
(a)	all the 2026 Notes that have been authenticated have been delivered to the Trustee for cancellation; or
(b)	all the 2026 Notes that have not been delivered to the Trustee for cancellation:
(i)	have become due and payable, or
(ii)	will become due and payable at their stated maturity within one year, or
(iii)	are to be called for redemption within one year,

and we, in the case of (i), (ii) or (iii) above, have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders of the 2026 Notes, in amounts as will be sufficient, to pay and discharge the entire indebtedness (including all principal, premium, if any, and interest) on such 2026 Notes not previously delivered to the Trustee for cancellation (in the case of 2026 Notes that have become due and payable on or prior to the date of such deposit) or to the stated maturity or redemption date, as the case may be;

(2)	we have paid or caused to be paid all other sums payable by us under the Indenture with respect to the 2026 Notes; and
(3)

we have delivered to the Trustee an officers’ certificate and legal opinion, each stating that all conditions precedent provided for in the Indenture relating to the satisfaction and discharge of the Indenture and the 2026 Notes have been complied with.

Defeasance

The following provisions will be applicable to the 2026 Notes. “Defeasance” means that, by depositing with a trustee an amount of cash and/or government securities sufficient to pay all principal and interest, if any, on the 2026 Notes when due and satisfying any additional conditions noted below, we will be deemed to have been discharged from our obligations under the 2026 Notes. In the event of a “covenant defeasance,” upon depositing such funds and satisfying similar conditions discussed below we would be released from certain covenants under the Indenture relating to the 2026 Notes.

Covenant Defeasance

Under current U.S. federal income tax law and the Indenture, we can make the deposit described below and be released from some of the restrictive covenants in the Indenture under which the 2026 Notes were issued. This is called “covenant defeasance.” In that event, the holder of 2026 Notes would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay 2026 Notes of the holders. In order to achieve covenant defeasance, the following must occur:

•

since the 2026 Notes are denominated in U.S. dollars, we must deposit in trust for the benefit of all holders of the 2026 Notes a combination of cash and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the 2026 Notes on their various due dates;

•

we must deliver to the Trustee a legal opinion of our counsel confirming that, under current U.S. federal income tax law, we may make the above deposit without causing holders to be taxed on the 2026 Notes any differently than if we did not make the deposit;

•

we must deliver to the Trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the 1940 Act, and a legal opinion and officers’ certificate stating that all conditions precedent to covenant defeasance have been complied with;

●defeasance must not result in a breach or violation of, or result in a default under, the Indenture or any of our other material agreements or instruments; and
●	no default or Event of Default with respect to the 2026 Notes shall have occurred and be continuing and no defaults or events of default related to bankruptcy, insolvency or reorganization shall occur during the next 90 days.

If we accomplish covenant defeasance, a holder can still look to us for repayment of the 2026 Notes if there were a shortfall in the trust deposit or the Trustee is prevented from making payment. For example, if one of the remaining Events of Default occurred (such as our bankruptcy) and the 2026 Notes became immediately due and payable, there might be a shortfall. Depending on the event causing the default, a holder may not be able to obtain payment of the shortfall.

Full Defeasance

The 2026 Notes are subject to full defeasance. Full defeasance means that we can legally release ourselves from all payment and other obligations on the 2026 Notes, subject to the satisfaction of certain conditions, including, but not limited to that (a) we have received from, or there has been published by, the Internal Revenue Service (the “IRS”) a ruling, or (b) there is a change in U.S. federal income tax law, in either case to the effect that the holders of the Notes and any coupons appertaining thereto will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred (called “full defeasance”), and that we put in place the following other arrangements for you to be repaid:

•

since the 2026 Notes are denominated in U.S. dollars, we must deposit in trust for the benefit of all holders of the 2026 Notes a combination of cash and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the 2026 Notes on their various due dates;

•

we must deliver to the Trustee a legal opinion confirming that there has been a change in current U.S. federal tax law or an IRS ruling that allows us to make the above deposit without causing a holder to be taxed on the 2026 Notes any differently than if we did not make the deposit;

•

we must deliver to the Trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the 1940 Act, and a legal opinion and officers’ certificate stating that all conditions precedent to defeasance have been complied with;

•	defeasance must not result in a breach or violation of, or constitute a default under, the Indenture or any of our other material agreements or instruments; and

•

no default or Event of Default with respect to the 2026 Notes shall have occurred and be continuing and no defaults or events of default related to bankruptcy, insolvency or reorganization shall occur during the next 90 days.

If we ever did accomplish full defeasance, as described above, a holder would have to rely solely on the trust deposit for repayment of the 2026 Notes. A holder could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent.

Form, Exchange and Transfer of Certificated Registered Securities

If registered 2026 Notes cease to be issued in book-entry form, they will be issued:

•	only in fully registered certificated form;
•	without interest coupons; and
•	unless we indicate otherwise, in denominations of $2,000 and amounts that are multiples of $1,000.

Holders may exchange their certificated securities for 2026 Notes of smaller denominations or combined into fewer 2026 Notes of larger denominations, as long as the total principal amount is not changed and as long as the denomination is equal to or greater than $2,000.

Holders may exchange or transfer their certificated securities at the office of the Trustee. We have appointed the Trustee to act as our agent for registering 2026 Notes in the names of holders transferring 2026 Notes. We may appoint another entity to perform these functions or perform them ourselves.

Holders will not be required to pay a service charge to transfer or exchange their certificated securities, but they may be required to pay any tax (including a withholding tax) or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership.

We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If any certificated securities of 2026 Notes are redeemable and we redeem less than all the 2026 Notes, we may block the transfer or exchange of those 2026 Notes selected for redemption during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any certificated 2026 Notes selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any 2026 Note that will be partially redeemed.

If registered 2026 Notes are issued in book-entry form, only the depositary will be entitled to transfer and exchange the 2026 Notes as described in this subsection, since it will be the sole holder of the 2026 Notes.

Resignation of Trustee

The Trustee may resign or be removed with respect to the 2026 Notes provided that a successor trustee is appointed to act with respect to the 2026 Notes. In the event that two or more persons are acting as trustee with respect to different series of indenture securities under the Indenture, each of the trustees will be a trustee of a trust separate and apart from the trust administered by any other trustee.

The Trustee under the Indenture

U.S. Bank National Association serves as the trustee, paying agent, and security registrar under the Indenture.

Book-Entry Procedures

The 2026 Notes will be represented by global securities that will be deposited and registered in the name of DTC or its nominee. This means that, except in limited circumstances, a holder will not receive certificates for the 2026 Notes. Beneficial interests in the 2026 Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the 2026 Notes through either DTC, if they are a participant, or indirectly through organizations that are participants in DTC.

The 2026 Notes will be issued as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered certificate will be issued for each issuance of the 2026 Notes, in the aggregate principal amount thereof, and will be deposited with DTC. Interests in the 2026 Notes will trade in DTC’s Same Day Funds Settlement System, and any permitted secondary market trading activity in such 2026 Notes will, therefore, be required by DTC to be settled in immediately available funds. None of the Company, the Trustee or the paying agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity, corporate and municipal debt issues, and money market instruments from over 100 countries that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”).

DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). DTC has a Standard & Poor’s Ratings Services rating of AA+. The DTC Rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com and www.dtc.org.

Purchases of the 2026 Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the 2026 Notes on DTC’s records. The ownership interest of each actual purchaser of each security, or the “Beneficial Owner,” is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the 2026 Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the 2026 Notes, except in the event that use of the book-entry system for the 2026 Notes is discontinued.

To facilitate subsequent transfers, all 2026 Notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of the 2026 Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not affect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the 2026 Notes; DTC’s records reflect only the identity of the Direct Participants to whose accounts the 2026 Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices shall be sent to DTC. If less than all of the 2026 Notes within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

Redemption proceeds, distributions, and interest payments on the 2026 Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the Trustee on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC nor its nominee, the Trustee, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and interest payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or the Trustee, but disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as securities depository with respect to the 2026 Notes at any time by giving reasonable notice to us or to the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, certificates are required to be printed and delivered. We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, certificates will be printed and delivered to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.